Exhibit 99
Corn Products International, Inc.
5 Westbrook Corporate Center
Westchester, IL 60154
                                      NEWS RELEASE

FOR RELEASE:	CONTACT:
October 18, 2005, 5:30 AM ET	Investors: Richard M. Vandervoort, (708) 551-2595
Media: Mark Lindley, (708) 551-2602
CORN PRODUCTS INTERNATIONAL, INC.
REPORTS THIRD QUARTER 2005 DILUTED EARNINGS PER SHARE OF $0.31
WESTCHESTER, Ill., October 18, 2005 — Corn Products International, Inc. (NYSE: CPO) today announced sales and earnings for the third quarter of 2005.
     For the quarter ended September 30, 2005, Corn Products International reported diluted earnings per share of $0.31, a
3-percent decline from diluted EPS of $0.32 in the same period in 2004. The quarter’s results include the unfavorable effect of $0.07 per diluted share due to a change in the Company’s effective tax rate to 45 percent in the quarter, up from 33 percent last year. As previously announced, the change in the effective tax rate relates to the mix between expected US and foreign income.
     “We are pleased that both gross profit and operating income improved versus last year’s third quarter,” said Sam Scott, chairman, president and chief executive officer. “Operating income in Mexico returned to 2001 levels, and our Asia/Africa region continued to benefit from its ongoing recovery. These gains offset the effects of operational issues in our US business and a significant year-over-year increase in energy costs.”
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Corn Products International — Page 2
     Results for the third quarter 2005 as compared to the same period in 2004 were as follows:
•	Net sales were $612 million, up from $587 million

•	Operating income was $52 million, up from $46 million

•	Net income was $23 million, down from $24 million
BUSINESS BREAKDOWN BY REGION
     On a regional basis, results for the third quarter compared to the same period in the prior year were as follows:
In North America:
•	Net sales were $373 million, up from $371 million

•	Volume increased 2 percent

•	Operating income was $23 million, up from $21 million
     Strong sales of high fructose corn syrup 55 (HFCS 55) in Mexico drove higher net sales and volumes in the region, and more than offset volume and price/mix declines in the Company’s US/Canadian businesses. As forecast, net corn costs were more favorable in the region during the quarter.
     Operating income increased over the third quarter of 2004, as growth in Mexico helped to offset significantly weaker results in the US. The US and Canadian businesses experienced higher year-over-year energy and logistics costs.
In South America:
•	Net sales were $155 million, up from $139 million

•	Volume declined 3 percent

•	Operating income was $23 million, down from $24 million
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Corn Products International — Page 3
     The increase in sales was primarily driven by stronger local currencies, which more than offset the 3-percent volume decline and lower price/product mix. Volumes declined in Brazil, due in part to the strong currency, which negatively affected customers’ exports. Energy costs in the region rose during the quarter, and net corn costs were slightly higher.
In Asia/Africa:
•	Net sales were $84 million, up from $77 million

•	Volume increased 4 percent

•	Operating income was $14 million, up from $8 million
     The previously forecast recovery in the Company’s Asia/Africa region continued during the third quarter. Net sales in the region grew, reflecting favorable currency translation and volume gains. As expected, net corn costs declined in South Korea, bringing raw material costs more in line with historic norms and contributing to the region’s improved operating margins.
     On a corporate level, net financing costs for the third quarter of 2005 were $9 million, versus $8.3 million for the same period last year.
     The Company repurchased approximately 1,250,000 shares of its common stock as part of its stock repurchase program during the quarter, increasing the total repurchased for the year to approximately 1,700,000 shares.
NINE MONTHS 2005 RESULTS
     Results for the first nine months of 2005 compared to the prior year period were as follows:
•	Net sales were $1.77 billion, up from $1.71 billion

•	Operating income was $139 million, down from $154 million

•	Net income was $66 million, down from $79 million

•	Earnings per diluted share were $0.87, down from $1.07
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Corn Products International — Page 4
     Total debt at September 30, 2005, was $542 million, compared to $568 million at the end of 2004. Cash provided by operations for the first nine months of 2005 totaled $152 million, compared to $96 million for the same period in 2004. The increase in cash flow for the nine-month period ended September 30, 2005, is due primarily to the US/Canadian margin account activity and lower inventories.
     Capital expenditures, net of proceeds on disposals, for the first nine months of 2005 and 2004 were $83 million and $51 million, respectively. The increase primarily reflects the work performed on the new boiler at the Company’s Argo facility.
     The Company’s effective tax rate for the first nine months of 2005 was 38.5 percent.
OUTLOOK
     “Confirming our revised guidance, and based on our expectations of an ongoing recovery in Asia/Africa, the outlook for our South America region (where we expect results that are strong but slightly lower than last year’s record performance), and projections for our North American business, we expect 2005 earnings per diluted share to be in the range of $1.16 to $1.22, compared to $1.25 for 2004,” said Scott.
     “Regarding the situation in Canada, we will continue our efforts to mitigate the imposition of countervail and anti-dumping duties on corn imported from the United States, which could affect from one to three of our plants in that country,” he concluded.
ABOUT THE COMPANY
     Corn Products International, Inc. is one of the world’s largest corn refiners and a major supplier of high-quality food ingredients and industrial products derived from the wet milling and processing of corn and other starch-based materials. The Company is the number-one worldwide producer of dextrose and a leading regional producer of starch, high fructose corn syrup and glucose. In 2004, the Company recorded net sales of $2.3 billion with operations in 16 countries at 27 plants, including wholly owned businesses, affiliates and alliances. Headquartered in Westchester, Ill., it was founded in 1906. The Company is listed on the New York Stock Exchange under the symbol CPO. Additional information can be found on the World Wide Web at www.cornproducts.com.
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Corn Products International — Page 5
     This news release contains or may contain forward-looking statements within the meaning of Section 27A of the Securities Exchange Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The Company intends these forward looking statements to be covered by the safe harbor provisions for such statements. These statements include, among other things, any predictions regarding the Company’s future financial condition, earnings, revenues, expenses or other financial items, any statements concerning the Company’s prospects or future operation, including management’s plans or strategies and objectives therefor and any assumptions underlying the foregoing. These statements can sometimes be identified by the use of forward looking words such as “may,” “will,” “anticipate,” “believe,” “plan,” “project,” “estimate,” “expect,” “intend,” “continue,” “pro forma,” “forecast” or other similar expressions or the negative thereof. All statements other than statements of historical facts in this report or referred to or incorporated by reference into this report are “forward-looking statements.” These statements are subject to certain inherent risks and uncertainties. Although we believe our expectations reflected in these forward-looking statements are based on reasonable assumptions, stockholders are cautioned that no assurance can be given that our expectations will prove correct. Actual results and developments may differ materially from the expectations conveyed in these statements, based on various factors, including fluctuations in worldwide commodities markets and the associated risks of hedging against such fluctuations; fluctuations in aggregate industry supply and market demand; general political, economic, business, market and weather conditions in the various geographic regions and countries in which we manufacture and/or sell our products; fluctuations in the value of local currencies, energy costs and availability, freight and shipping costs, and changes in regulatory controls regarding quotas, tariffs, duties, taxes and income tax rates; operating difficulties, including boiler reliability; labor disputes; genetic and biotechnology issues; changing consumption preferences and trends; increased competitive and/or customer pressure in the corn-refining industry; the outbreak or continuation of hostilities including acts of terrorism; stock market fluctuation and volatility; and the resolution of the uncertainties resulting from the Mexican HFCS tax. Our forward-looking statements speak only as of the date on which they are made and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of the statement. If we do update or correct one or more of these statements, investors and others should not conclude that we will make additional updates or corrections. For a further description of certain risk factors, see the Company’s most recently filed Annual Report on Form 10-K and subsequent reports on Forms 10-Q or 8-K.
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CORN PRODUCTS INTERNATIONAL, INC.
Condensed Consolidated Statements of Income
(Unaudited)
(All figures are in millions, except per share amounts)

	Three Months Ended		Change	Nine Months Ended		Change
	September 30,		%	September 30,		%
	2005	2004		2005	2004

Net sales before shipping and handling costs	$663.6	$633.7	5%	$1,923.9	$1,841.6	4%
Less: shipping and handling costs	51.6	46.3	11%	149.1	131.8	13%

Net sales	612.0	587.4	4%	1,774.8	1,709.8	4%
Cost of sales	524.4	504.0	4%	1,524.5	1,440.3	6%

Gross profit	87.6	83.4	5%	250.3	269.5	-7%
Operating expenses	38.3	37.2	3%	117.2	117.9	-1%
Other income, net	2.9	0.2	1350%	6.3	2.4	163%

Operating income	52.2	46.4	13%	139.4	154.0	-9%
Financing costs	9.0	8.3	8%	28.0	25.8	9%

Income before taxes	43.2	38.1	13%	111.4	128.2	-13%
Provision for income taxes	19.4	12.6		42.9	42.3

	23.8	25.5	-7%	68.5	85.9	-20%
Minority interest in earnings	0.7	1.5	-53%	2.4	6.7	-64%

Net income	$23.1	$24.0	-4%	$66.1	$79.2	-17%
				—

Weighted average common shares outstanding:
Basic	74.2	73.8		74.9	73.1
Diluted	75.0	75.0		75.8	74.3

Earnings per common share:
Basic	$0.31	$0.33	-6%	$0.88	$1.08	-19%
Diluted	$0.31	$0.32	-3%	$0.87	$1.07	-19%
     Note: All amounts per common share and the number of common shares for all periods presented have been retroactively adjusted to reflect the 2-for-1 stock split effective January 25, 2005.

CORN PRODUCTS INTERNATIONAL, INC.
Condensed Consolidated Balance Sheets

(In millions, except share amounts)	September 30,	December 31,
	2005	2004
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$95	$101
Accounts receivable — net	320	284
Inventories	253	258
Prepaid expenses	14	11
Deferred income tax assets	12	30

Total current assets	694	684

Property, plant and equipment — net	1,245	1,211
Goodwill and other intangible assets	355	353
Deferred income tax assets	16	42
Investments	11	9
Other assets	60	68

Total assets	$2,381	$2,367

Liabilities and equity
Current liabilities
Short-term borrowings and current portion of long-term debt	$71	$88
Deferred income taxes	9	—
Accounts payable and accrued liabilities	326	374

Total current liabilities	406	462

Non-current liabilities	97	116
Long-term debt	471	480
Deferred income taxes	154	177
Minority interest in subsidiaries	17	18
Redeemable common stock (1,227,000 shares issued and outstanding at September 30, 2005 and December 31, 2004) stated at redemption value	26	33
Stockholders’ equity
Preferred stock — authorized 25,000,000 shares- $0.01 par value, none issued	—	—
Common stock — authorized 200,000,000 shares- $0.01 par value — 74,092,774 issued at September 30, 2005 and December 31, 2004	1	1
Additional paid-in capital	1,067	1,047
Less: Treasury stock (common stock; 1,595,672 and 792,254 shares at September 30, 2005 and December 31, 2004, respectively) at cost	(37)	(4)

Deferred compensation — restricted stock	(1)	(2)
Accumulated other comprehensive loss	(230)	(321)
Retained earnings	410	360

Total stockholders’ equity	1,210	1,081

Total liabilities and equity	$2,381	$2,367

CORN PRODUCTS INTERNATIONAL, INC.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	For The Nine Months
	Ended September 30,
(In millions)	2005	2004
Cash provided by (used for) operating activities:
Net income	$66	$79
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Depreciation	79	76
Decrease (increase) in trade working capital	12	(62)
Other	(5)	3

Cash provided by operating activities	152	96

Cash provided by (used for) investing activities:
Capital expenditures, net of proceeds on disposal	(83)	(51)
Payments for acquisitions, net	(5)	(2)
Other	—	1

Cash used for investing activities	(88)	(52)

Cash provided by (used for) financing activities:
(Payments on) proceeds from borrowings, net	(30)	22
(Repurchases) issuance of common stock, net	(25)	21
Dividends paid	(17)	(19)

Cash (used for) provided by financing activities	(72)	24

Effect of foreign exchange rate changes on cash	2	—

(Decrease) Increase in cash and cash equivalents	(6)	68
Cash and cash equivalents, beginning of period	101	70

Cash and cash equivalents, end of period	$95	$138

CORN PRODUCTS INTERNATIONAL, INC.
Supplemental Financial Information
(Unaudited)
(Dollars in millions, except per share amounts)
I. Geographic Information of Net Sales and Operating Income

	Three Months Ended		Change	Nine Months Ended		Change
	September 30,			September 30,
	2005	2004	%	2005	2004	%
Net sales
North America	$372.5	$371.0	0%	$1,082.1	$1,072.3	1%
South America	155.3	139.1	12%	438.6	406.5	8%
Asia/Africa	84.2	77.3	9%	254.1	231.0	10%

Total	$612.0	$587.4	4%	$1,774.8	$1,709.8	4%

Operating income
North America	$22.9	$20.9	10%	$46.4	$68.8	-33%
South America	23.1	23.9	-3%	72.1	71.5	1%
Asia/Africa	13.9	8.5	64%	43.1	38.2	13%
Corporate	(7.7)	(6.9)	12%	(22.2)	(24.5)	-9%

Total	$52.2	$46.4	13%	$139.4	$154.0	-9%

II. Estimated Sources of Earnings Per Diluted Share for the Three and Nine Months Ended September 30
The following is a list of the major items that impacted our third quarter and year-to-date results. The amounts are calculated on a net after-tax basis and attempt to estimate total business effects.

	Earnings Per Share	Earnings Per Share
	Three	Nine
	Months	Months
Earnings Per Share September 30, 2004	$0.32	$1.07
Change
Volumes	0.02	0.07
Operating margin	(0.02)	(0.32)
Foreign currency translation	0.05	0.12
Financing costs	—	(0.02)
Minority interest	0.01	0.05
Effective tax rate	(0.07)	(0.08)
Shares outstanding	—	(0.02)

Net Change	(0.01)	(0.20)

Earnings Per Share September 30, 2005	$0.31	$0.87

III. Capital expenditures
Capital expenditures for the quarters ended September 30, 2005 and 2004 were $29 million and $20 million, respectively.